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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date if earliest event reported): February 11, 1998

                         Commission file number 0-18560


                           The Savannah Bancorp, Inc.
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Georgia                                       58-1861820
-----------------------------                        ---------------
(State or other jurisdiction of                       (IRS Employer
 incorporation or organization)                     identification No.)


                       25 Bull Street, Savannah, GA 31401
              --------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                               912-651-8200
              --------------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
           ------------------------------------------------------------
           (Former Name or Former Address, If Changed Since Last Report)


ITEM FIVE. OTHER EVENTS

On February 11, 1998, THE SAVANNAH BANCORP, INC. ("Registrant")and BRYAN BANCORP OF GEORGIA, INC. jointly announced that they have entered into a definitive agreement for a proposed merger of Bryan Bancorp into Registrant. The proposed merger is subject to any required corporate shareholder and regulatory approvals.

The Savannah Bancorp, Inc. is a one-bank holding company. Its wholly owned subsidiary, The Savannah Bank, N.A.operates four offices in the Savannah, Georgia area. Bryan Bancorp of Georgia, Inc. is also a one-bank holding company. Its wholly owned subsidiary, Bryan Bank & Trust Company has one office located in Richmond Hill, Georgia.

C.    Exhibits

News release dated February 11, 1998, regarding Registrant announcing execution of definitive agreement with Bryan Bancorp of Georgia, Inc.


                                   SIGNATURES
                                ----------------

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                           The Savannah Bancorp, Inc.

Date:  2/11/98                                       By:   Archie H. Davis
       -------                                          ----------------------
                                                              President

February 11, 1998


                     The Savannah Bancorp and Bryan Bancorp
                      of Georgia Announce Merger Agreement

The Savannah Bancorp (Nasdaq: SAVB), of Savannah, Georgia and Bryan Bancorp of Georgia ("Bryan") of Richmond Hill, Georgia jointly announced that they have entered into a definitive agreement for a proposed merger of Bryan Bancorp of Georgia into The Savannah Bancorp.

Bryan Bancorp of Georgia is the one-bank holding company for Bryan Bank & Trust Company in Richmond Hill, Georgia. The Savannah Bancorp is the one-bank holding company for The Savannah Bank, N.A. in Savannah, Georgia. Richmond Hill is 20 miles south of downtown Savannah on Interstate 95.

Under the terms of the agreement, Bryan shareholders will receive 1.85 shares of SAVB common stock for each share of Bryan common stock. Based on SAVB's closing stock price of $25.50 on February 10, 1998, the transaction would be valued at approximately $24 million. The merger, which is anticipated to be accounted for as a pooling of interests, is expected to be consummated by mid-year 1998, pending approval of Bryan and SAVB shareholders, regulatory authorities and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for income tax purposes.

Archie H. Davis, President and Chief Executive Officer of SAVB, stated, "There is a new generation of strong community-based banking companies forming during a period of flux and consolidation in the Georgia banking industry. We see our merger with Bryan Bancorp as the first step for our two groups to build a strong franchise of community banks in our region. Southeast Georgia deserves a strong banking company - a network of local banks with flexibility, autonomy and decision-making clout to give our region the financial power it needs to grow and prosper."

Jimmy Burnsed, President and Chief Executive Officer of Bryan, said, "These two banking companies are a natural fit. We found in our negotiations that both companies shared the same strategic vision. It is a strong match of people, geography and service philosophies. The combination is far stronger than the two banks standing alone. We look forward to a dynamic future with the Savannah Bancorp."

J. Wiley Ellis, Chairman of SAVB, said, "A void in personal banking service develops when markets are served only by branches of large out-of-state banking networks. We opened our doors in 1990 to insure the Chatham County residents had a choice for financial services with the local, personal touch. Bryan Bank & Trust formed in 1989 in neighboring Bryan County for the same reasons. Both groups are committed to quality customer service. We live and work here. We are vitally interested in the financial well-being of our hometowns. This is a perfect blend of banking philosophies."

C. L. Stafford, Chairman of the Board of Bryan, stated, "Savannah Bancorp is the right partner for our future. With this match, our stockholders, our customers, our communities and our employees are well served. This is a winning combination."

Bryan Bank & Trust Company has one office in Richmond Hill with another planned for mid-year. As of December 31, 1997, Bryan had total assets of $66 million, total deposits of $56 million, total stockholders' equity of $7.4 million, and $1.2 million in 1997 earnings.

The Savannah Bank, N.A. provides banking services from four full service offices in Savannah, Chatham County, Georgia. A fifth office is scheduled to open in the Medical Art Shopping Center in the third quarter, 1998. As of December 31, 1997, SAVB had $164 million in total assets, $144 million in total deposits, $15 million in total stockholders' equity, and $1.8 million in net income for the year. Combined assets after the merger will approximate $230 million. The Savannah Bancorp, Inc. common stock is traded on the Nasdaq National Market System under the symbol SAVB.

SOURCE: The Savannah Bancorp and Bryan Bancorp of Georgia